CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated December 18, 2015, relating to the financial statements and financial highlights of Greenleaf Income Growth Fund, a series of PFS Funds, for the period ended October 31, 2015, and to the references to our firm under the headings “Financial Highlights” and “Other Fund Service Providers” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/Cohen Fund Audit Services Cohen Fund Audit Services, Ltd. Cleveland, Ohio February 24, 2016